SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 29, 2010

White Mountain Titanium Corporation
(Exact Name of Registrant as Specified in Charter)

NEVADA	333-129347	87-057730
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

Augusto Leguia 100, Oficina 812, Las Condes, Santiago	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (56 2) 657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On June 29, 2010, the Board of Directors of White Mountain Titanium Corporation (the “Company”) adopted the 2010 Stock Option/Stock Issuance Plan (the “Plan”).  The purpose of the plan is to provide eligible persons, including officers and directors of the Company, an opportunity to acquire a proprietary interest in the Company and as an incentive to remain in our service.

There are 3,800,000 shares of common stock of the Company (the “Common Stock”) authorized for nonstatutory and incentive stock options and stock grants under the plan, which are subject to adjustment in the event of stock splits, stock dividends, and other situations.  The number of shares of Common Stock available for issuance under the Plan will automatically increase by an amount such that on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2011, the number of shares of Common Stock reserved and available for issuance under the Plan will represent 10% of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year.

The plan is administered initially by the Board of Directors.  The persons eligible to participate in the plan include:  (a) employees of the Company and any of its subsidiaries; (b) non-employee members of the board or non-employee members of the Board of Directors of any of its subsidiaries; (c) officers of the Company or any subsidiary; and (d) consultants and other independent advisors who provide services to us or any of our subsidiaries.

The plan will continue in effect until all of the stock available for grant or issuance has been acquired through exercise of options or grants of shares, or until ten years after the adoption of the plan by the Board of Directors, whichever is earlier.  The plan may also be terminated in the event of certain corporate transactions such as a merger or consolidation or the sale, transfer or other disposition of all or substantially all of our assets.

A copy of the Plan is attached as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits

(d)          Exhibits.  The following exhibits are included with this filing:

99.1           2010 Stock Option/Stock Issuance Plan
99.2           Stock Option Grant Form
99.3           Stock Issuance Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: July 12, 2010	By	/s/ Charles E. Jenkins
Charles E. Jenkins, CFO